Exhibit 2.3

SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT

This Second Amendment to Purchase and Sale Agreement (the “Amendment”) is made and is effective as of December 16, 2011, by and between EAGLEWOOD VILLA, LTD., an Ohio limited partnership, and WOODLAND MANOR, LTD., an Ohio limited liability company (individually, a “Seller” and collectively, the “Sellers”) and ADCARE PROPERTY HOLDINGS, LLC, an Ohio limited liability company, or its permitted assigns (the “Purchaser”), under the following circumstances:

Recitals

A.                                   Purchaser and Sellers entered into a Purchase and Sale Agreement, dated August 15, 2011 and a First Amendment to Purchase and Sale Agreement dated October 19, 2011 (collectively, the “Agreement”) with Seller for the sale and purchase of certain real property known as Woodland Manor a/k/a Eaglewood Care Center located at 2000 Villa Road, Springfield, Ohio 45503 and Eaglewood Village located at 3001 Middle Urbana Road, Springfield, Ohio 45502, as more specifically described in the Agreement (the “Properties”).

B.                                     Sellers and Purchaser now desire to further amend the Agreement as set forth below.

Agreement

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Sellers and Purchaser hereby amend the Agreement as follows:

1.                                       The Recitals set forth above are incorporated herein by reference as though fully rewritten herein.  Any capitalized terms included in this Amendment but not defined herein shall have the meanings ascribed to them in the Agreement.

2.                                       The definition of Closing Date shall be deleted in its entirety and replaced with the following:

“Closing Date”  shall mean, subject to the provisions of Section 2.2 hereof, December 1, 2011 or, if extended by Purchaser pursuant to Section 2.2 hereof, 12:01 am on January 1, 2012 (with funding to occur on or before December 30, 2011) or 12:01 a.m. on February 1, 2012 (with funding to occur on or before January 31, 2012), as the case may be.

3.                                       If (i) Purchaser does not extend the Closing to February 1, 2012, and (ii) if the holder of first priority mortgages on the Facilities (“Red Capital”) does not receive sufficient funds from the Escrow Agent to pay off such mortgages by the close of business on December 30, 2011, Purchaser shall pay to Escrow Agent, an additional amount equal to the interest that will accrue on the indebtedness secured by the Red Capital mortgages from January 1, 2012, through the earliest date on which the Red Capital indebtedness may be paid in full.  The amount to be paid by Purchaser under the preceding sentence shall not exceed $30,000.00.

4.                                       The definition of Purchase Price shall be deleted in its entirety and replaced with the following:

“Purchase Price”  shall mean Twelve Million Five Hundred Thousand and 00/100 Dollars ($12,500,000.00), which Purchase Price shall be allocated as follows: (i) $7,000,000.00 to Woodland Manor a/k/a Eaglewood Care Center (the “SNF”); and (ii) $5,500,000.00 to Eaglewood Village (the “ALF”).

5.                                       Section 2.3(b) of the Agreement shall be deleted in its entirety and replaced with the following:

(b)                                 Cash Consideration.

(i)                                     SNF.  The sum of Seven Million and 00/100 Dollars ($7,000,000.00) (including that portion of the Deposit which is a credit against the Purchase Price), subject to adjustment as provided in Article 9, shall be deposited into escrow with the Escrow Agent by wire transfer of immediately available funds and released to Sellers on the Closing Date as payment of the Purchase Price allocated to the SNF.

(ii)                                  ALF.  The sum of Five Hundred Thousand and 00/100 Dollars ($500,000.00), subject to the adjustment as provided in Article 9, shall be deposited into escrow with the Escrow Agent by wire transfer of immediately available funds and released to Sellers on the Closing Date as partial payment of the Purchase Price allocated to the ALF.

6.                                       Section 2.3(c) of the Agreement shall be deleted in its entirety and replaced with the following:

(c)                                  Seller Notes.

(i)                                     As partial payment of the Purchase Price allocated to the ALF, the sum of Five Hundred Thousand and 00/100 Dollars ($500,000.00) shall be evidenced by a cognovit promissory note from Eaglewood Village, LLC, a Georgia limited liability company, and Eaglewood Property Holdings, LLC, a Georgia limited liability company (collectively, the “ALF Assignees”) in favor of Eaglewood Villa, Ltd. executed and delivered at Closing (the “$500,000.00 Note”).  The $500,000.00 Note shall be in substantially the form attached hereto as Exhibit “D”, shall be paid in twenty-four (24) months following the Closing Date and shall bear interest at the simple annual fixed rate of six and one-half percent (6½%).  Principal and interest payments under the $500,000.00 Note shall be made monthly in arrears based on a twenty-year amortization schedule with the balance due on maturity.  The $500,000.00 Note shall be guaranteed by the joint and several guaranty of AdCare Health Systems, Inc. (“ADK”) and Purchaser (the “Guaranty”) in substantially the form attached hereto as Exhibit “E”.  The $500,000.00 Note shall also be secured by a Pledge and Security Agreement (the “Pledge”) substantially in the form attached hereto as Exhibit “F”, which provides a first lien security interest in 100% of the equity interest of the Purchaser in the ALF Assignees.  In addition, the $500,000.00 Note shall be secured by a first priority mortgage on the ALF substantially in the form attached to the original Agreement as Exhibit “G”. Notwithstanding any provision hereof, upon payment in full of the $4,500,000.00 Note, the mortgage securing the $500,000.00 Note shall be released and terminated of record. To the extent permitted by Purchaser’s ALF lender, Seller may re-file a mortgage to secure the $500,000.00 Note, which mortgage shall be subordinate to the mortgage given in favor of Purchaser’s ALF lender. In such event, Sellers shall execute and deliver a Subordination Agreement in the form required by Purchaser’s ALF lender.

(ii)                                  As partial payment of the Purchase Price allocated to the ALF, the sum of Four Million Five Hundred Thousand and 00/100 Dollars ($4,500,000.00) shall be evidenced by a cognovit promissory note from the ALF Assignees in favor of Eaglewood Villa, Ltd. executed and delivered at Closing

(the “$4,500,000.00 Note”).  The $4,500,000.00 Note shall be in substantially the form attached hereto as Exhibit “D”, shall be paid in six (6) months following the Closing Date and initially shall bear interest at the simple annual rate of six and one-half percent (6½%) which interest rate shall increase to eight and one-half percent (8½%) on the date that is sixty (60) days after the Closing Date and increased to ten and one-half percent (10½%) on the date that is one hundred twenty (120) days after the Closing Date.  Interest payments under the $4,500,000.00 Note shall be made monthly in arrears with the principal balance due on maturity.  The $4,500,000.00 Note shall be guaranteed by the joint and several guaranty of ADK and Purchaser (the “Guaranty”) in substantially the form attached hereto as Exhibit “E”.  The $4,500,000.00 Note shall also be secured by a Pledge and Security Agreement (the “Pledge”) substantially in the form attached hereto as Exhibit “F”, which provides a first lien security interest in 100% of the equity interest of the Purchaser in the ALF Assignees. In addition, the $4,500,000.00 Note shall be secured by a first priority mortgage on the ALF substantially in the form attached to the original Agreement as Exhibit “G”.

7.                                       For so long as the $500,000.00 Note or the $4,500,000.00 Note are outstanding, the ALF Assignees shall provide Sellers with evidence of insurance naming Sellers as the loss payee

8.                                       Except as modified by this Amendment, the Agreement remains in full force and effect.

9.                                       The Agreement, as modified by this Amendment, is ratified and confirmed.

[Signatures on the Next Page.]

SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT

Signature Page

IN WITNESS WHEREOF, Sellers and Purchaser have executed this Amendment as of the date listed above.

SELLERS:

EAGLEWOOD VILLA, LTD., an Ohio limited partnership
By:	Partnership Equities, an Ohio corporation, its general partner

By:	/s/ Thomas A. Feusse
Thomas A. Feusse, Chief Executive Officer

WOODLAND MANOR, LTD., an Ohio limited liability company
By:	Partnership Equities, an Ohio corporation, its member

By:	/s/ Thomas A. Feusse
Thomas A. Feusse, Chief Executive Officer

PURCHASER:

ADCARE PROPERTY HOLDINGS, LLC,
an Ohio limited liability company

By:	/s/ Christopher F. Brogdon
Christopher F. Brogdon

[End of Signatures]